EXHIBIT 4.6

Description of Ryder System, Inc.’s Securities Registered Under Section 12 of the Exchange Act

The following summary of our capital stock is based on and qualified in its entirety by reference to our restated articles of incorporation and bylaws. For a complete description of the terms and provisions of our capital stock, refer to our restated articles of incorporation and the bylaws, both of which are filed as exhibits to this Annual Report on Form 10-K. Reference is also made to the Florida Business Corporation Act, or FBCA.

General

As of the date of this Annual Report on Form 10-K, we were authorized to issue up to 400,000,000 shares of common stock, $0.50 par value per share and 3,800,917 shares of preferred stock, no par value per share. As of December 31, 2019, 53,278,316 shares of our common stock were issued and outstanding, and no shares of our preferred stock were issued and outstanding.

The outstanding shares of our common stock are duly authorized, validly issued, fully-paid and non-assessable. Our common stock is listed on the New York Stock Exchange, under the symbol “R.”

Common Stock

Our common stock has the following rights and privileges:

Dividend Rights
Each share of our common stock is entitled to participate equally with respect to dividends declared on our common stock out of funds legally available for the payment thereof. Our restated articles of incorporation do not limit the dividends that can be paid on our common stock.

Liquidation Rights
After satisfaction of creditors and payments due to the holders of preferred stock, the holders of our common stock are entitled to share ratably in the distribution of all remaining assets.

Voting Rights
In general, the holders of our common stock are entitled to one vote per share for the election of directors and for other corporate purposes. Our restated articles of incorporation and/or bylaws also:

•	permit shareholders to remove a director with or without cause by the affirmative vote of the majority of the votes cast of the outstanding shares of voting stock, voting as a class;

•	provide that a vacancy on our board of directors may be filled by a majority of the directors then in office; and

•
permit shareholders to take action only at an annual meeting, or a special meeting duly called by our board of directors or the holders of not less than 10% of the voting power of the outstanding shares of voting stock entitled to vote on the matter.

Under our bylaws, a quorum is present where a majority of the total number of shares issued and outstanding and entitled to vote at a meeting are present in person or represented by proxy. At a meeting where a quorum is present, in connection with an uncontested election of directors, the affirmative vote of the holders of at least a majority of the total number of shares cast is required for the election of each director. Where the number of nominees considered by the shareholders for election as a director exceeds the number of directors to be elected, directors are elected by the vote of a plurality of the votes cast. Unless otherwise provided in our restated articles of incorporation or bylaws or in accordance with applicable law, the affirmative vote of a majority of the votes cast is required for shareholder action on matters other than the election of directors. Voting rights for the election of directors or otherwise, if any, for any series of preferred stock, will be established by the board of directors when such series is designated. The holders of our common stock do not have cumulative voting rights.

Board of Directors
Our bylaws provide that, at each annual meeting of stockholders, all directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders following the year of their election.

No Other Rights
Holders of our common stock are not entitled to preemptive, redemption, subscription or conversion rights. The rights, preferences and privileges of holders of common stock could be subject to, and may be adversely affected by, the rights of the holders of shares of any preferred stock, if any, which may be issued in the future.

Anti-Takeover Effects of our Restated Articles of Incorporation and Bylaws and Florida Law

Certain provisions of our restated articles of incorporation, our bylaws and Florida law contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Our restated articles of incorporation provide that the consent of the holders of a majority of each series of outstanding preferred stock, if any, shall be required in order to effect a merger or consolidation of the company with or into any other corporation or the sale of all or substantially all of the assets of the company in exchange for stock or securities of another corporation unless: (i) the surviving corporation will not have, after such transaction, any stock either authorized or outstanding that ranks prior to the preferred stock, or to the stock of the surviving corporation issued in exchange therefor, in respect of payment of dividends or distribution of assets (except such stock of the company as may have been authorized or outstanding immediately prior to the transaction), and (ii) the merger or consolidation results in no change in the rights, privileges or preferences of such series of preferred stock or the stock of the surviving corporation issued in exchange therefor. While we currently do not have any shares of preferred stock outstanding, the issuance of any shares of preferred stock in the future may delay, defer or prevent a merger or sale of all or substantially all of the company’s assets.

Our bylaws contain advance notice procedures for shareholders to make nominations of candidates for election as directors or to bring other business before the annual meeting of shareholders. As specified in our bylaws, director nominations and the proposal of business to be considered by shareholders may be made only pursuant to a notice of meeting, at the direction of the board of directors (or a committee thereof) or by a shareholder who is a shareholder of record at the time of giving the notice, who is entitled to vote at the meeting and who has complied with the advance notice procedures that are provided in our bylaws.

To be timely, a nomination of a director by a shareholder or notice for business to be brought before an annual meeting by a shareholder must be delivered to the Secretary of the company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of an annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, for notice by the shareholder to be timely, it must be delivered not earlier than the opening of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made, whichever first occurs.

In the event a special meeting of shareholders is called for the purpose of electing one or more directors, any shareholder who is a shareholder of record at the time of giving the notice, who is entitled to vote at the meeting and who has complied with the advance notice procedures that are provided in our bylaws may nominate a person or persons as specified in our bylaws, but only if the shareholder notice is delivered to the Secretary of the company not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the 10th day following the day on which public disclosure of the date of such special meeting and the nominees proposed by the Board of Directors to be elected at such meeting was made, whichever first occurs.

We are also subject to statutory “anti-takeover” provisions under Florida law. Section 607.0901 of the FBCA imposes restrictions upon acquirers of 10% or more of our outstanding voting shares and requires approval by the corporation’s disinterested directors or a supermajority of disinterested shareholders for certain business combinations and corporate transactions with the interested shareholder or any entity or individual controlled by the interested shareholder, unless certain statutory exemptions apply. Section 607.0902 of the FBCA eliminates the voting rights of common stock acquired by a party who, by such acquisition, controls at least 20% of all voting rights of the corporation’s issued and outstanding stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EQ Shareowner Services.

3